EXHIBIT 1


FOR IMMEDIATE RELEASE:   APRIL 17, 2001

RSI SYSTEMS, INC. ACQUIRES AUTOMATIC LINE ROUTING SWITCH TECHNOLOGY

MINNEAPOLIS, MN - (BUSINESS WIRE) - RSI Systems, Inc. (OTCBB: RSIS), a global videoconferencing equipment manufacturer and distributor, today announced that on April 16,2001 it completed the acquisition of the Automatic Line Routing Switch (ALRS) technology, marketing rights and intellectual property from King Research, LLC of Texas. The ALRS switches enable users of group video conferencing systems to move them easily from room to room with the network connectivity automatically following the system. The ALRS switches eliminate the need for multiple sets of ISDN, LAN/WAN and POTS lines for video conferencing, potentially saving users hundreds of dollars per month per system.

ALRS switches have been in use for several years by hundreds of video conferencing users throughout the world including Arthur Andersen, Marriott, Capital One, Texaco and The Limited. RSI plans to significantly increase the distribution and marketing of the ALRS through its existing and new resellers in the U.S., Europe and Asia. ALRS switches, depending on the model, have a suggested list price range of between $1495 and $2995 per unit.

"We expect that the ALRS product line will add revenue to RSI immediately. Sales of the ALRS have grown along with the rapid growth of the entire video conferencing industry," stated John Harris, RSI Systems, CEO, "Since the ALRS is compatible with any type or brand of video conferencing system, we hope to benefit from the continued growth within the industry and with other products we are developing or might acquire."

"In addition, our previously announced North American sales and marketing arrangement with RSI Marketing (RSIM) should also provide sales of the ALRS directly to corporate clients. The principals of RSIM have sold ALRS systems to major corporate video conferencing users over the last three years." Said Harris.

The purchase was completed with a combination of $275,000 cash and warrants to purchase up to 1,000,000 shares of RSI common stock at a price of $.70 per share.

RSI Systems designs, manufactures and distributes a family of high performance, affordable videoconferencing equipment. The Company's lightweight and portable MediaPro 384(R) videoconferencing products offer life-like quality video and enhanced audio along with full interoperability between all popular brand H.320 standards-based videoconferencing systems.

FORWARD LOOKING INFORMATION
Information in this news release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of RSI to secure and satisfy customers, the availability and cost of materials from RSI's suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in RSI's SEC filings.

For more information on RSI Systems, Inc. visit www.rsisystems.com or www.viseonvideo.com.

Contact:

     RSI Systems, Inc., Minneapolis
     John Harris
     952 896-3020


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